UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 2, 2002
                                                          ---------------

                           CONSTELLATION BRANDS, INC.
                          ----------------------------
                           (Exact name of registrant
                          as specified in its charter)


    Delaware                       001-08495                     16-0716709
----------------            ------------------------        --------------------
(State or other             (Commission File Number)        (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)



              300 WillowBrook Office Park, Fairport, New York 14450
              -----------------------------------------------------
              (Address of principal executive offices)   (Zip Code)


        Registrant's telephone number, including area code (585) 218-2169
                                                           --------------


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.
-------

Constellation Brands, Inc. released the following information on January 2, 2002, regarding its third quarter 2002 results:

           CONSTELLATION REPORTS 19 PERCENT EARNINGS PER SHARE GROWTH
                15TH CONSECUTIVE DOUBLE-DIGIT QUARTERLY INCREASE

FAIRPORT, NEW YORK, JANUARY 2, 2002 - Constellation Brands, Inc. (NYSE: STZ and STZ.B) today reported diluted earnings per share of $1.11 for the quarter ended November 30, 2001, an increase of 19 percent over earnings per diluted share of $0.93 for the prior year third quarter.

     Richard Sands, Chairman and Chief Executive Officer of Constellation, said, "Constellation's earnings growth underscores the strength of our balanced growth strategy, particularly in an uncertain economic environment. We achieved 10 percent organic sales growth this quarter, well ahead of our targets, and with acquisitions our net income increased 42 percent."

     Sands continued, "Highlights of the quarter included: 42 percent improvement in sales of Ravenswood wine over the prior year period; 11 percent sales growth in our imported beer business led by Corona Extra; tremendous success in our U.K. wine business driven by the most popular brand in the U.K., Stowells of Chelsea; and 31 percent growth in our U.K. wholesale business."

     "The beverage alcohol industry and, in particular, Constellation's portfolio of brands, are well positioned to weather an uncertain economy. We are on track to deliver better than 15 percent earnings per share growth in the fourth quarter and expect to continue our earnings growth into fiscal 2003 and beyond," Sands concluded.

CONSOLIDATED RESULTS
     Net sales reached $764 million for the quarter ended November 30, 2001 ("Third Quarter 2002"), a 21 percent increase over the quarter ended November 30, 2000 ("Third Quarter 2001"). Approximately half of the growth resulted from the inclusion of brands acquired in the Turner Road Vintners and Corus acquisitions in March 2001, including Vendange, Talus and Alice White, and from the Ravenswood brand, which was acquired in July 2001 (collectively, the "Acquisitions"). Excluding the Acquisitions, net sales increased 10 percent; attributed primarily to growth in imported beer, the U.K. wine business and the U.K. wholesale business. Net sales for the nine months ended November 30, 2001 ("Nine Months 2002"), reached $2.1 billion, a 16 percent increase as compared to the nine months ended November 30, 2000 ("Nine Months 2001"). There was no significant foreign currency impact on consolidated net sales for Third Quarter 2002 or Nine Months 2002.
     Gross profit reached $258 million for Third Quarter 2002, a 24 percent increase over Third Quarter 2001. The improvement in gross profit resulted from increased sales and an 80 basis point improvement in gross profit margin. The increase in gross profit margin to 33.8 percent resulted primarily from sales of higher margin brands from the Acquisitions. Gross profit and gross profit margin for Nine Months 2002 were $698 million and 32.5 percent, respectively, compared to $593 million and 32.0 percent for Nine Months 2001.
     Selling, general and administrative expenses were $150 million for Third Quarter 2002, a 22 percent increase from $123 million for Third Quarter 2001. Advertising and promotion costs associated with brands from the Acquisitions and higher advertising and promotion costs associated with the U.K. branded business were the primary reasons for the increase in selling, general and administrative expenses. Third Quarter 2002 selling, general and administrative expenses, as a percent of net sales, were 19.6 percent, an increase of 10 basis points over the same period a year ago. Selling, general and administrative expenses as a percent of net sales for Nine Months 2002 were favorable by 50 basis points compared to the prior period. Selling, general and administrative expenses were $430 million for Nine Months 2002 compared to $379 million reported for the same period last year.
     Operating income increased to $109 million for Third Quarter 2002 from $85 million for Third Quarter 2001, an increase of 28 percent. For Nine Months 2002, operating income was $268 million compared to $213 million for Nine Months 2001.
     Equity in earnings of Pacific Wine Partners, an equally owned joint venture with BRL Hardy, was $1.2 million for Third Quarter 2002. Pacific Wine Partners' results reflect its first full quarter of operations and includes the results of operations of the Blackstone Winery assets, which were acquired on October 16, 2001.
     Although debt outstanding at the end of Third Quarter 2002 was $216 million greater than the prior year period, net interest expense was virtually unchanged at $27 million as a result of a lower average borrowing rate. Net interest expense for Nine Months 2002 was $86 million, up from $82 million for Nine Months 2001.
     As a result of these factors, net income reached $50 million for Third Quarter 2002, a 42 percent increase compared to net income of $35 million for Third Quarter 2001. Earnings per diluted share for Third Quarter 2002 were $1.11, a 19 percent increase over earnings per diluted share of $0.93 for Third Quarter 2001. Net income and earnings per diluted share for Nine Months 2002 were $109 million and $2.51, respectively, versus $79 million and $2.12 for Nine Months 2001.

BARTON RESULTS
     Barton's Third Quarter 2002 net sales were $261 million, an eight percent increase as compared to Third Quarter 2001. Beer sales increased 11 percent, led by volume increases in Corona Extra, Modelo Especial, Negra Modelo and St. Pauli Girl. Spirits sales increased one percent due to increases in bulk whiskey sales partially offset by slightly lower branded spirits sales. Operating income was $48 million for Third Quarter 2002, an increase of three percent compared to the prior year.
     Barton's net sales and operating income reached $817 million and $143 million, respectively, for Nine Months 2002, increases of seven percent and five percent, respectively, compared to the prior year.

CANANDAIGUA WINE RESULTS
     Net sales for Canandaigua Wine for Third Quarter 2002 increased 33 percent to $245 million. Most of the increase resulted from the addition of sales from brands acquired in the Turner Road Vintners and Corus acquisitions. Excluding the acquired brands, branded net sales grew five percent driven by volume.
     Operating income reached $36 million, an increase of $20 million or 123 percent compared to the prior year. The increase was the result of additional profits from the acquired brands and the positive impact of lower grape prices.
     Net sales and operating income for Nine Months 2002 were $648 million and $76 million, respectively, compared to $517 million and $34 million for Nine Months 2001.

MATTHEW CLARK RESULTS
     Matthew Clark's net sales for Third Quarter 2002 were $220 million versus $180 million reported for the comparable quarter a year ago, an increase of 22 percent. Wholesale sales increased 31 percent for Third Quarter 2002 driven by strong sales to national accounts. Branded sales increased 11 percent led by extremely strong sales in table wine, particularly Stowells of Chelsea and the California wine portfolio, partially offset by slightly lower cider sales. Operating income for Third Quarter 2002 reached $18 million, slightly lower when compared to the prior year.
     Net sales for Nine Months 2002 were $600 million versus $519 million reported for the same period last year, an increase of 15 percent. Net sales increased 20 percent adjusting for the impact of foreign currency fluctuations. Operating income for Nine Months 2002 was $40 million compared to $41 million for the prior year.

FRANCISCAN RESULTS
     Franciscan's net sales for Third Quarter 2002 were $44 million versus $28 million reported for the comparable quarter last year, an increase of 57 percent. Most of the increase was due to sales of the Ravenswood brand, which was acquired during July 2001. Driven by the addition of Ravenswood, operating income increased 46 percent, reaching $13 million.
     Net sales and operating income for Nine Months 2002 were $101 million and $28 million, respectively, an increase of 42 percent and 52 percent compared to Nine Months 2001.

OUTLOOK
     The following statements are management's current expectations for the Company's three months ending February 28, 2002 ("Fourth Quarter 2002"), and fiscal year ending

February 28, 2002 ("Fiscal 2002"). These statements are made as of the date of this press release and are forward-looking. Actual results may differ materially from these expectations due to a number of risks and uncertainties.

- Diluted earnings per share for Fourth Quarter 2002 are expected to be within a range of $0.56 to $0.59 versus $0.48 reported for Fourth Quarter 2001.

- Diluted earnings per share for Fiscal 2002 are expected to be within a range of $3.05 to $3.08 versus $2.60 reported for Fiscal 2001.

     With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company will adopt Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets", beginning March 1, 2002. Therefore, the Company's earnings expectations do not reflect the impact of SFAS 142 as it relates to the amortization of goodwill and intangible assets acquired prior to July 1, 2001. The Company's preliminary assessment of the financial impact of SFAS 142 is that if the standard was adopted as of March 1, 2001, the Company's operating income for the fiscal year ending February 28, 2002, would be approximately $24 million higher.

     All share and per share amounts in this press release, including within the financial statements, reflect the two-for-one stock split of both the Company's Class A and Class B common stock, which was distributed in the form of a stock dividend on May 14, 2001.

STATUS OF BUSINESS OUTLOOK
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook (collectively, the "Outlook"). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning February 15, 2002, Constellation will observe a "Quiet Period" during which the Outlook no longer constitutes the Company's current expectations. During the Quiet Period, the Outlook should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation's representatives will not comment concerning the Outlook or Constellation's financial results or expectations. The Quiet Period will extend until the day when Constellation's next quarterly Earnings Release is published, presently scheduled for Thursday, April 11, 2002.

FORWARD-LOOKING STATEMENTS
     The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and unless otherwise noted do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share for the quarter ending February 28, 2002, and (ii) the Company's estimated diluted earnings per share for the twelve months ending February 28, 2002, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: expectations that our recent acquisitions and our joint venture will achieve certain sales projections and meet certain cost targets; the successful integration of our recent acquisitions; wholesalers and retailers may give higher priority to products of our competitors; raw material supply, production or shipment difficulties could adversely affect our ability to supply our customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for our products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in federal and state excise taxes on beverage alcohol products; changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2001.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leader in the production and marketing of beverage alcohol brands in North America and the United Kingdom and is a leading independent drinks wholesaler in the United Kingdom. As the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits, Constellation is the largest single-source supplier of these products in the United States. In the United Kingdom, Constellation is a leading marketer of wine and the second largest producer and marketer of cider. With its broad product portfolio, Constellation believes it is distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories. Leading brands in Constellation's portfolio include: Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Corona Extra, Modelo Especial, St. Pauli Girl, Almaden, Arbor Mist, Talus, Vendange, Alice White, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and K.


                             CONFERENCE CALL DETAILS


     A conference call to discuss the quarterly results will be hosted by Richard Sands, Chairman and CEO, and Tom Summer, Executive Vice President and CFO, on Thursday, January 3, 2002, at 11:00 a.m. EST. The conference call can be accessed by dialing (800) 860-2442. A live listen-only web cast of the conference call is available on the Internet at Constellation's web site: www.cbrands.com under "Investor Information." If you are unable to participate in the conference call, there will be a replay available on Constellation's web site or by dialing (877) 344-7529 or (412) 858-1440 from approximately 1:30 p.m. EST on Thursday, January 3, 2002, through 12:00 a.m. EST on Friday, January 11, 2002.

Digital Playback Instructions - Courtesy of ChorusCall
------------------------------------------------------

1.   Dial 877-DIG-PLAY (877-344-7529 / toll-free) or 412-858-1440.

2.   Enter '246' when prompted for your account number followed by the # sign.

3.   Please press '1' to play a recorded conference.

4. Please enter '264708' when prompted to enter the conference number followed by the # sign.

5. Please clearly state your name and company name when prompted to do so followed by any key.

6.   Please press '1' to begin the conference playback.


--------------------------------------------------------------------------------


               CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOLLOW

                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                            November 30, 2001  February 28, 2001
                                            -----------------  -----------------
ASSETS
------
CURRENT ASSETS:
  Cash and cash investments                   $      9,454       $    145,672
  Accounts receivable, net                         473,835            314,262
  Inventories, net                                 831,889            670,018
  Prepaid expenses and other current assets         72,175             61,037
                                              ------------       ------------
    Total current assets                         1,387,353          1,190,989
PROPERTY, PLANT AND EQUIPMENT, net                 561,667            548,614
OTHER ASSETS                                     1,178,471            772,566
                                              ------------       ------------
  Total assets                                $  3,127,491       $  2,512,169
                                              ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Notes payable                               $    159,493       $      4,184
  Current maturities of long-term debt              80,039             54,176
  Accounts payable                                 217,550            114,793
  Accrued excise taxes                              49,977             55,954
  Other accrued expenses and liabilities           290,482            198,053
                                              ------------       ------------
    Total current liabilities                      797,541            427,160
LONG-TERM DEBT, less current maturities          1,259,088          1,307,437
DEFERRED INCOME TAXES                              131,953            131,974
OTHER LIABILITIES                                   33,628             29,330
STOCKHOLDERS' EQUITY                               905,281            616,268
                                              ------------       ------------
  Total liabilities and stockholders' equity  $  3,127,491       $  2,512,169
                                              ============       ============

                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                     Three Months       Three Months
                                         Ended              Ended        Percent
                                   November 30, 2001  November 30, 2000  Change
                                   -----------------  -----------------  -------
Gross sales                           $   987,776        $   833,447       19%
Net sales                             $   764,074        $   629,577       21%
Cost of product sold                     (505,666)          (421,524)      20%
                                      -----------        -----------
    Gross profit                          258,408            208,053       24%
Selling, general and
  administrative expenses                (149,585)          (122,815)      22%
                                      -----------        -----------
    Operating income                      108,823             85,238       28%
Equity in earnings of joint venture         1,165               -          n/a
Interest expense, net                     (27,249)           (26,983)       1%
                                      -----------        -----------
    Income before income taxes             82,739             58,255       42%
Provision for income taxes                (33,096)           (23,302)      42%
                                      -----------        -----------
    Net income                        $    49,643        $    34,953       42%
                                      ===========        ===========

Earnings per common share:
    Basic                             $      1.14        $      0.95       20%
    Diluted                           $      1.11        $      0.93       19%
Weighted average common shares
  outstanding:
    Basic                                  43,429             36,788       18%
    Diluted                                44,739             37,469       19%

Segment Information:
Net sales:
    Barton
      Beer                            $   181,264        $   163,292       11%
      Spirits                              79,826             79,096        1%
                                      -----------        -----------
        Net sales                     $   261,090        $   242,388        8%
    Canandaigua Wine
      Branded                         $   223,558        $   162,112       38%
      Other                                21,414             22,310       -4%
                                      -----------        -----------
        Net sales                     $   244,972        $   184,422       33%
    Matthew Clark
      Branded                         $    88,205        $    79,355       11%
      Wholesale                           131,842            100,725       31%
                                      -----------        -----------
        Net sales                     $   220,047        $   180,080       22%
    Franciscan                        $    43,672        $    27,818       57%
    Intersegment eliminations         $    (5,707)       $    (5,131)      11%
                                      -----------        -----------
Consolidated net sales                $   764,074        $   629,577       21%
                                      ===========        ===========

Operating income:
   Barton                             $    47,822        $    46,370        3%
   Canandaigua Wine                        36,377             16,281      123%
   Matthew Clark                           17,872             18,431       -3%
   Franciscan                              13,169              9,001       46%
   Corporate Operations and Other          (6,417)            (4,845)      32%
                                      -----------        -----------
Consolidated operating income         $   108,823        $    85,238       28%
                                      ===========        ===========

                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                      Nine Months        Nine Months
                                         Ended              Ended        Percent
                                   November 30, 2001  November 30, 2000  Change
                                   -----------------  -----------------  -------
Gross sales                           $ 2,774,023        $ 2,436,637       14%
Net sales                             $ 2,146,959        $ 1,852,647       16%
Cost of product sold                   (1,448,925)        (1,260,082)      15%
                                      -----------        -----------
    Gross profit                          698,034            592,565       18%
Selling, general and
  administrative expenses                (430,287)          (379,159)      13%
                                      -----------        -----------
    Operating income                      267,747            213,406       25%
Equity in earnings of joint venture         1,028               -          n/a
Interest expense, net                     (86,408)           (81,797)       6%
                                      -----------        -----------
    Income before income taxes            182,367            131,609       39%
Provision for income taxes                (72,947)           (52,644)      39%
                                      -----------        -----------
    Net income                        $   109,420        $    78,965       39%
                                      ===========        ===========

Earnings per common share:
    Basic                             $      2.58        $      2.16       19%
    Diluted                           $      2.51        $      2.12       18%
Weighted average common shares
  outstanding:
    Basic                                  42,362             36,615       16%
    Diluted                                43,570             37,283       17%

Segment Information:
Net sales:
    Barton
      Beer                            $   593,435        $   538,585       10%
      Spirits                             223,657            224,203        0%
                                      -----------        -----------
        Net sales                     $   817,092        $   762,788        7%
    Canandaigua Wine
      Branded                         $   591,232        $   455,950       30%
      Other                                56,653             60,767       -7%
                                      -----------        -----------
        Net sales                     $   647,885        $   516,717       25%
    Matthew Clark
      Branded                         $   233,349        $   225,338        4%
      Wholesale                           366,317            293,958       25%
                                      -----------        -----------
        Net sales                     $   599,666        $   519,296       15%
    Franciscan                        $   101,258        $    71,100       42%
    Intersegment eliminations         $   (18,942)       $   (17,254)      10%
                                      -----------        -----------
Consolidated net sales                $ 2,146,959        $ 1,852,647       16%
                                      ===========        ===========

Operating income:
    Barton                            $   143,234        $   135,818        5%
    Canandaigua Wine                       75,706             34,481      120%
    Matthew Clark                          40,157             41,027       -2%
    Franciscan                             28,315             18,659       52%
    Corporate Operations and Other        (19,665)           (16,579)      19%
                                      -----------        -----------
Consolidated operating income         $   267,747        $   213,406       25%
                                      ===========        ===========

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    CONSTELLATION BRANDS, INC.

Dated: January 3, 2002              By: /s/ Thomas S. Summer
                                        --------------------------------
                                        Thomas S. Summer, Executive Vice
                                        President and Chief Financial
                                        Officer

                                INDEX TO EXHIBITS

(1)  UNDERWRITING AGREEMENT

     Not Applicable.

(2)  PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

     Not Applicable.

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

     Not Applicable.

(16) LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

     Not Applicable.

(17) LETTER RE DIRECTOR RESIGNATION

     Not Applicable.

(20) OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS

     Not Applicable.

(23) CONSENTS OF EXPERTS AND COUNSEL

     Not Applicable.

(24) POWER OF ATTORNEY

     Not Applicable.

(99) ADDITIONAL EXHIBITS

     None